Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS TO HOST ANALYST DAY ON NOVMEBER 18

RALEIGH, NC, November 4, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company will host an Analyst Day on Wednesday, November 18, 2009 from 10:00 a.m. to 12:00 noon Eastern Time. A live webcast of the event will be available on the Company’s website at www.Salix.com.

Carolyn Logan, President and CEO, Salix, will host the session which will review the status of Salix Pharmaceutical’s current product development programs as well as the commercial landscape for these potential indications and products. These products/indications have not been approved for marketing by the FDA. Products to be discussed include:

•	Rifaximin – Hepatic Encephalopathy

•	Rifaximin – Non-Constipation Irritable Bowel Syndrome

•	Crofelemer – HIV-Associated Diarrhea

•	Budesonide Rectal Foam – Ulcerative Proctitis

Presenters include:

•	Herbert DuPont, M.D.

Director, Center for Infectious Diseases and Professor of Epidemiology, University of Texas School of Public Health

Chief, Internal Medicine Service, St. Luke’s Episcopal Hospital

Vice Chairman, Department of Medicine, Clinical Professor, Baylor College of Medicine

•	Steven Flamm, M.D.

Professor of Medicine and Surgery, Medical Director, Liver Transplantation, Feinberg School of Medicine, Northwestern University

•	Mark Pimentel, M.D.

Associate Professor of Medicine, Geffen School of Medicine at UCLA

Director, GI Motility Program, Cedars-Sinai Medical Center

•	William Forbes, Pharm.D.

Senior Vice President, Research and Development, and Chief Development Officer, Salix

•	Ellen McKim

Senior Vice President, Marketing, Salix

To access the webcast live via the Internet, please log onto www.Salix.com. Following the live webcast, a replay of the webcast will be archived on www.Salix.com until December 31, 2009.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium

Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV™ ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.